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THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES            Exhibit 12.1
Computation of Ratio of Earnings
to Fixed Charges
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
                                                                           Year ended December 31
                                                -------------------------------------------------------------------------
Dollars in millions                                  2002             2001           2000          1999         1998
----------------------------------------------------------------  -------------  -------------  -----------  ------------

EARNINGS

Income from continuing operations before taxes          $ 1,821          $ 564        $ 1,848      $ 1,788       $ 1,651
Fixed charges excluding interest on deposits                433            763          1,033          980         1,159
                                                ----------------  -------------  -------------  -----------  ------------
       Subtotal                                           2,254          1,327          2,881        2,768         2,810
Interest on deposits                                        659          1,229          1,653        1,369         1,471
                                                ----------------  -------------  -------------  -----------  ------------
       Total                                            $ 2,913        $ 2,556        $ 4,534      $ 4,137       $ 4,281
                                                ================  =============  =============  ===========  ============
FIXED CHARGES
Interest on borrowed funds                                $ 316          $ 646          $ 915        $ 870       $ 1,065
Interest component of rentals                                58             53             50           44            33
Amortization of notes and debentures                          1              1              1            1             1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts                  58             63             67           65            60
                                                ----------------  -------------  -------------  -----------  ------------
       Subtotal                                             433            763          1,033          980         1,159
Interest on deposits                                        659          1,229          1,653        1,369         1,471
                                                ----------------  -------------  -------------  -----------  ------------
       Total                                            $ 1,092        $ 1,992        $ 2,686      $ 2,349       $ 2,630
                                                ================  =============  =============  ===========  ============
RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                             5.21 x         1.74 x         2.79 x       2.82 x        2.42 x
Including interest on deposits                             2.67           1.28           1.69         1.76          1.63
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